Exhibit 99.1

Richard Prager Elected to MarketAxess Board of Directors

NEW YORK, July 17, 2019 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced the election of Richard Prager to the Board of Directors, effective July 16, 2019.

Mr. Prager is former Senior Managing Director of BlackRock and served on the firm’s Global Executive Committee. In that role, he led the firm’s global trading, liquidity and securities lending teams and played a leadership role in managing BlackRock’s global investment platform for both active portfolios and the iShares ETF business. He retired from BlackRock on July 1, 2019.

“Richie is well known for his industry leadership in developing and supporting innovative liquidity solutions in the global fixed income markets,” said Rick McVey, MarketAxess Chairman and CEO. “Few people in our industry have his breadth of knowledge and experience in the entire front to back trading lifecycle. He is passionate about technology solutions to improve efficiency in fixed income trading and settlements.    Our company will benefit greatly from his perspective and expertise as we continue to invest in the next generation of electronic trading capabilities and expand our global presence.”

Mr. Prager previously held a number of senior leadership positions within BlackRock, spearheading key initiatives to enhance risk management practices and improve investment performance. Before joining BlackRock in 2009, Mr. Prager worked for Bank of America in several senior management roles, including Global Head of Rates, Currencies and Commodities.

In 2017, Institutional Investor credited Prager with having “an industrywide impact by articulating concerns about tight liquidity and encouraging buy-side-driven solutions.” The publication cited BlackRock’s collaboration in the development of Open Trading™, the MarketAxess protocol that has become the preferred all-to-all trading solution in global credit markets.

“MarketAxess has been an important catalyst in the accelerating transformation of global fixed income markets,” noted Mr. Prager. “Joining Rick and the rest of the MarketAxess board is an exciting opportunity to continue my engagement in addressing the ways that technology can strengthen market structure, delivering substantial value to market participants through increased efficiency and access to liquidity.”

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. More than 1,500 firms—comprising the world’s leading asset managers and institutional broker-dealers—traded a record $1.7 trillion of U.S. investment-grade bonds, U.S. high yield bonds, emerging market debt, Eurobonds and other fixed income securities through MarketAxess’ patented trading technology in 2018. MarketAxess’ award-winning Open Trading ™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for the broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess enables automated trading solutions and, through its Trax® division, provides a range of pre-and post-trade services and products. MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Investor Relations Contact:

David Cresci

MarketAxess Holdings Inc.

+1-212-813-6027

Media Relations Contact:

Mary Sedarat

MarketAxess Holdings Inc.

+1-212-813-6226